UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2007
Vector Group Ltd.

(Exact name of registrant as specified in its charter)

Delaware	1-5759	65-0949535

(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S.E. Second Street, Miami, Florida	33131

(Address of principal executive offices)	(Zip Code)
(305) 579-8000

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 6, 2007, the Compensation Committee (“Committee”) of the Board of Directors of Vector Group Ltd. (the “Company”) approved the performance criteria which will be used to determine the extent to which bonuses will be payable for the 2007 fiscal year under the Vector Group Ltd. Senior Executive Annual Bonus Plan (the “Bonus Plan”). The Committee selected the following performance criteria for Howard M. Lorber, President and Chief Executive Officer; Richard J. Lampen, Executive Vice President; J. Bryant Kirkland III, Vice President, Chief Financial Officer and Treasurer; and Marc N. Bell, Vice President, General Counsel and Secretary of the Company: adjusted earnings before interest and taxes (“Adjusted EBIT”) for Liggett Group LLC (“Liggett”), cash distributions to stockholders of the Company and adjusted earnings before interest, taxes and amortization for Douglas Elliman Realty, LLC. For Ronald J. Bernstein, President and Chief Executive Officer of Liggett and Liggett Vector Brands Inc., the Committee selected Adjusted EBIT for Liggett and Vector Tobacco Inc. as the performance criteria.
     Messrs. Lorber, Lampen, Kirkland, Bell and Bernstein are eligible to receive a target bonus of 100%, 33%, 25%, 25% and 50% of their base salary, respectively. The Committee may exercise negative discretion with respect to any award to reduce any amount that would otherwise be payable under the Bonus Plan. However, depending on the level of achievement of the performance criteria, the actual amounts of incentive bonuses could also exceed the target bonus amounts.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.
By:	/s/ Richard J. Lampen
Richard J. Lampen
Executive Vice President

Date: March 7, 2007

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